Exhibit 10.1

AMENDMENT NUMBER ONE

TO

AGREEMENT OF PURCHASE AND SALE

THIS AMENDMENT NUMBER ONE TO AGREEMENT OF PURCHASE AND SALE (the “Amendment”) amends and modifies that certain Agreement Of Purchase And Sale dated January 31, 2005 (the “Contract”), between Ampex Data Systems Corporation, a Delaware corporation (“Seller”) and Darwin L. Faaborg (“Purchaser”) concerning the purchase and sale of certain real property located in Colorado Springs, El Paso County, Colorado, as more fully described in the Contract.

Buyer and Seller hereby agree that the Contract is amended as follows:

1. Assignment. Purchaser hereby assigns all of its right, title and interest in and to the Contract to Wooten Properties, LLP, a Colorado limited liability partnership, a partner of which, FF Investments, LLC, a Colorado limited liability company, is partially owned by Darwin L. Faaborg. Wooten Properties, LLP, by its signature below, hereby accepts the assignment of the Contract from Darwin L. Faaborg, and agrees to be bound by the terms of said Contract.

In addition, Purchaser hereby assigns to Wooten Properties, LLP all of its right, title and interest in and to the earnest money deposit, in the amount of $50,000.00, which has heretofore been deposited with the Escrow Agent (as defined in the Contract). Wooten Properties, LLP, agrees that the earnest money deposit shall continue to be held by the Escrow Agent and held, applied and distributed in accordance with the terms of the Contract.

Seller, by its signature below, hereby consents to the assignment of the Contract from Darwin L. Faaborg to Wooten Properties, LLP, and agrees to look solely to Wooten Properties, LLP as the purchaser under the Contract.

2. Costs of Title Insurance. Paragraph 1.03(b) of the Contract is hereby amended to establish that the Seller shall be responsible for the cost of Purchaser’s title insurance. Such cost to be paid by Seller at time of Closing.

Except as amended hereby, all of the terms and conditions of the Contract shall remain in full force and effect. In the event of a conflict between the provisions herein and the provisions of the Contract, the terms and provisions set forth herein shall at all times prevail.

The remainder of this page intentionally left blank.

IN WITNESS WHEREOF, the parties have executed this Amendment, as of the date set forth opposite their signatures below, effective as of the last date set forth opposite the parties’ signatures.

SELLER: Ampex Data Systems Corporation, a Delaware corporation

By:	/s/ Craig McKibben	Date:	3/17/05
Name:	Craig McKibben
Title:	V. P.

PURCHASER:	/s/ Darwin L. Faaborg	Date:	3/14/05
Darwin L. Faaborg

The undersigned, as a partner in Wooten Properties, LLP, a Colorado limited liability partnership, hereby accepts the assignment of the Contract from Darwin L. Faaborg.

Wooten Properties, LLP, a Colorado limited liability partnership

By: FF Investments, LLC, a Colorado limited liability company

By:	/s/ Darwin L. Faaborg	Date:	3/14/05
Darwin L. Faaborg
Managing Member

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (the “Agreement”) is made and entered into as of this 31st day of January, 2005 (the “Effective Date”), by and between Darwin L. Faaborg (“Purchaser”), and Ampex Data Systems Corporation, a Delaware corporation (“Seller”).

IN CONSIDERATION of the respective agreements set forth in this Agreement, Seller and Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Purchase and Sale. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement all of Seller’s right, title and interest, if any, in and to, the following (collectively, the “Property”):

(a) that certain parcel of land located in Colorado Springs, in the County of El Paso, State of Colorado, and continuing approximately 29.672 acres as more particularly described on Exhibit A (the “Land”), together with all easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the Land and any appurtenant development rights or water or mineral rights;

(b) all buildings, structures or other improvements located on the Land (collectively, the “Improvements”) together with any and all fixtures attached or affixed to the Land or to any such buildings, structures or other improvements; and

(c) all trademarks, tradenames, permits, approvals, and entitlements and other intangible property used in connection with the Property.

1.02 Purchase Price. The purchase price of the Property shall be Three Million Three Hundred Thousand and no 00/100 U.S. Dollars ($3,300,000.00) (the “Purchase Price”). The Purchase Price, plus or minus prorations and other adjustments pursuant to this Agreement, shall be paid to Seller as follows:

(a) Within one (1) business day following the Effective Date, Purchaser shall deposit with Lawyers Title Insurance Corporation, Attention: Dixie Powers (“Title Company”) as escrow agent (the “Escrow Agent”) an earnest money deposit in the amount of Fifty Thousand Dollars ($50,000.00) in immediately available funds (the “Deposit”). Interest on the Deposit shall belong to the party to whom the Deposit is distributed according to this Agreement and shall be distributed concurrently with the Deposit. Prior to the expiration of the Due Diligence Period, Title Company shall return the Deposit to Purchaser immediately upon receipt of Purchaser’s notification that this Agreement has terminated. Thereafter, if Purchaser instructs Title Company to return the Deposit, Title Company shall notify Seller of Purchaser’s demand, and, unless Title Company receives, within seven business days of the dale of Title Company’s notice to Seller, a notice from Seller objecting to Purchaser’s demand, Title Company shall return the Deposit to Purchaser. Except as provided to the contrary in this Agreement, if Purchaser makes a demand for return of the Deposit and Title Company does receive such a notice from Seller within such time period, then Title Company shall hold the Deposit in escrow in an interest bearing account until the dispute as to which party is entitled to the proceeds of the Deposit is resolved. In the event the sale of the Property as contemplated hereunder is consummated, the Deposit, together with interest thereon, shall be delivered to Seller at Settlement and credited against the Purchase Price; and

(b) the balance of the Purchase Price plus or minus prorations in accordance with the terms of this Agreement shall be paid to the Title Company for credit to Seller at Settlement by wire transfer in immediately available federal funds.

1.03 Closing Costs.

(a) Seller will pay for the cost of preparing the Deed and Seller’s attorneys’ fees, and except as provided below, any other costs it may incur with respect to the transaction contemplated hereby.

(b) Purchaser will pay for the cost of its inspections, the costs of title insurance, the cost of the Survey, any escrow fees, any documentary, deed, stamp, transfer or grantor’s taxes or fees associated with the recording of the Deed, and any other costs it may incur with respect to the transaction contemplated hereby and Purchaser’s attorneys’ fees.

ARTICLE II

DUE DILIGENCE

2.01 Due Diligence Period. Purchaser shall have until the date 30 days following the Effective Date (the “Due Diligence Period”) to conduct its various inspections of the Property If during the Due Diligence Period, as a result of its inspections and reviews, Purchaser shall determine that it is not satisfied with the Property in any respect, then Purchaser shall have the right to terminate this Agreement on written notice to Seller, in which event the Deposit shall promptly be returned to Purchaser and neither party shall have any further liability to the other under this Agreement, except for the obligations and indemnities set forth in this Agreement which survive termination. Purchaser may elect to waive its right to terminate this Agreement and to proceed to Settlement. Purchaser shall give written notice to Seller of its election to terminate this Agreement or its waiver of the right to terminate prior to 5 p.m. Colorado Springs, Colorado time on or prior to the expiration date of the Due Diligence Period. In the event Purchaser fails to give said notice, Purchaser shall, subject to Section 2.03(c), be deemed to have waived its right to terminate this Agreement in accordance with this Section 2.01 and the Deposit shall become nonrefundable. Seller shall provide Purchaser with any existing soils or toxic materials reports, engineering tests, environmental or geological studies and similar data pertaining to any portion of the Property in Seller’s possession. Purchaser is hereby permitted to obtain a current environmental study pertaining to the Property at Purchaser’s sole cost and expense, provided however that Purchaser shall provide Seller with a copy of any such current environmental report obtained, as soon as practicable following receipt by Purchaser.

2.02 Access and Inspection. During the Due Diligence Period, during normal business hours and upon 48 hours prior written notice, Seller hereby grants to Purchaser and its agents a license to enter upon the Property for the purpose of inspecting and testing the condition or status of the Property, undertaking tests and inspections Purchaser desires and verifying Seller’s representations, warranties and covenants set forth in this Agreement.

Notwithstanding the foregoing, Purchaser shall not perform any intrusive or destructive testing without the prior written consent of Seller. Purchaser agrees to return the Property, at Purchaser’s expense, to pre-inspection condition subsequent to any intrusive or destructive testing that is performed by Purchaser or at Purchaser’s direction. Prior to entry upon the Property to perform any tests or other work, Purchaser shall deliver to Seller a certificate of insurance evidencing liability insurance of at least $1,000,000, naming Seller as an additional insured. Seller agrees to cooperate reasonably with any such investigations, inspections, or studies made by or at Purchaser’s direction so long as such cooperation is at no expense to Seller. Purchaser shall indemnify, defend, and hold harmless Seller and Seller’s property manager from any expenses, damages, liabilities, claims, actions or causes of action, including attorney’s fees or costs, that Seller may suffer or incur arising from or relating to, directly or indirectly, Purchaser’s investigations under this Section 2.02, and such obligation shall survive Settlement or the earlier termination of this Agreement.

2.03 Title Commitment; Title Policy.

(a) Within two days following the Effective Date or, if such day is not a business day, the next business day, Seller shall cause to be ordered a commitment for Owner’s Title Insurance Policy (“Commitment”) issued by Title Company setting forth the state of title to the Property and all exceptions and restrictions of record including deed restrictions, lien and covenants with copies of all documents affecting the Property reflected in the Commitment (“Title Documents”). As soon thereafter as practical, but in no event more than 10 days after the Effective Date or, if such day is not a business day, the next business day, Seller shall cause to be delivered to Purchaser a copy of the Commitment. In the event any exceptions appear in such Commitment or Title Documents, other than the standard printed exceptions, state, county or city ad valorem taxes and/or assessments not yet delinquent, that are unacceptable to Purchaser, then Purchaser shall, within 25 days following the Effective Date or, if such day is not a business day, the next business day, notify Seller in writing of such fact. Any such exceptions not objected to by Purchaser, together with the standard printed exceptions, state, county or city ad valorem taxes and/or assessments not yet delinquent, shall be deemed “Permitted Exceptions.”

(b) Within two days following the Effective Date or, if such day is not a business day, the next business day, Seller shall provide Purchaser with the most recent survey of the Property in its possession and Purchaser shall order (unless Purchaser elects not to order a survey and to accept a title policy that is subject to all exceptions and other matters removal or modification of which requires that a survey be delivered to Title Company), at Purchaser’s sole cost and expense, a current as-built ALTA survey of the Property (the “Survey”). The Survey shall be certified to Seller, Purchaser and Title Company. As soon thereafter as practicable, but in no event more than 20 days following the Effective Date or, if such day is not a business day, the next business day, Purchaser shall cause to be furnished to Seller a copy of the Survey. If the Survey indicates the presence of any encroachments by or upon the Property, or other matters which do or could materially adversely affect Purchaser’s use or operation of the Property, and Purchaser gives Seller notice of such matters within 25 days following the Effective Date, or if such day is not a business day, the next business day, such matters shall be considered Defects, and the cure provisions set forth in Section 2.03(c) shall apply.

(c) The items described in Sections 2.03 (a) and (b) are collectively referred to as “Title Evidence.” If the Title Evidence discloses defects, claims, liens, exceptions, or conditions unacceptable to Purchaser (“Defects”) and Purchaser gives timely written notice of objections to the Defects as required in Section 2.03(a) (“Title Objections”), Seller shall have the option, but not the obligation (other than those required to be removed as set forth in this Agreement) to cure the same. Seller shall have until eight days after the date of receipt by Seller of the Title Objections or, if such day is not a business day, the next business day, in which to indicate to Purchaser in writing which of the Defects Seller will cure. If Seller has not notified Purchaser in writing of Seller’s agreement to cure any Title Objection within such time period, Seller will be deemed to have declined to cure the Title Objections. If Seller declines to so cure or remove any Title Objections, Purchaser shall have until the end of the Due Diligence Period to notify Seller in writing of its election to either (i) terminate this Agreement and neither party shall have any further liability to the other hereunder except with respect to the obligations and indemnities set forth in this Agreement which survive termination; or (ii) waive such requirements in which event such Defects shall be deemed Permitted Exceptions and proceed to Settlement. In the event Purchaser fails to give said notice, Purchaser shall be deemed to have waived its right to terminate this Agreement in accordance with this Section 2.03 in which event such Defects shall be deemed Permitted Exceptions.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01 Representations and Warranties of Seller. Seller represents and warrants as of the Effective Date the following:

(a) Seller is a duly formed and validly existing entity under the laws of the jurisdiction of its formation;

(b) this Agreement has been duly authorized, executed and delivered by all necessary action on the part of Seller, constitutes the valid and binding agreement of Seller, and is enforceable against Seller in accordance with its terms; and subject to right of first refusal by U.S. Filter.

(c) the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement do not and will not contravene, or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on Seller or result in the creation of any lien or other encumbrance on the Property.

3.02 Survival of and Limitations on Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 3.01 shall survive the Settlement for a period of six months from and after the date Settlement occurs (the “Survival Period”); provided, however, that Purchaser must give Seller written notice of any claim Purchaser may have against Seller for breach of any such representations and warranties set forth in Section 3.01 (as modified by any exceptions and qualifications set forth on Seller’s Closing Certification) prior to the expiration of the Survival Period. Any such claim which Purchaser may have which is not so asserted prior to the expiration of the Survival Period shall not be valid or effective, and Seller shall have no liability with respect thereto.

3.03 Representations and Warranties of Purchaser. Purchaser represents and warrants that he has the legal capacity to enter into and perform this Agreement and that the execution and delivery of and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

3.04 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 3.03, shall survive Settlement; provided, however, that Seller must give Purchaser written notice of any claim Seller may have against Purchaser for breach of any such representations and warranties set forth in Section 3.03 prior to the expiration of the Survival Period. Any such claim which Seller may have which is not so asserted prior to the expiration of the Survival Period shall not be valid or effective, and Purchaser shall have no liability with respect thereto.

3.05 For the period from the Effective Date until the Settlement, Seller covenants and agrees to operate, repair, and maintain the Property in substantially the same manner as operated prior to the Effective Date.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Purchaser’s Conditions Precedent. Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by Seller with the conveyance to Purchaser, at Settlement, of fee simple title to the Property by special warranty deed in the form attached hereto as Exhibit C (the “Deed”), subject only to: (a) Permitted Exceptions; (b) state and county or city ad valorem taxes and assessments not yet delinquent; and (c) such other matters as are accepted by Purchaser prior to Settlement. The issuance of an owner’s title policy to Purchaser shall be conclusive evidence as to the satisfaction of the condition set forth in this Section 4.01.

ARTICLE V

“AS IS” SALE

5.01 As-Is Sale.

(a) Purchaser acknowledges and agrees that it will have been given, before the expiration of the Due Diligence Period, a full opportunity to inspect and investigate each and every aspect of the Properly, either independently or through agents of Purchaser’s choosing. Purchaser’s failure to terminate this Agreement prior to the expiration of the Due Diligence Period shall conclusively constitute Purchaser’s approval of each and every aspect of the Property, except as otherwise specifically provided herein.

(b) Except as specifically set forth in Section 3.01, Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, including, but not limited to, representations, warranties, promises, covenants, agreements or guaranties as to, concerning or with respect to (i) the value, nature, quality, structural integrity or condition of the Property or the Improvements, including, without limitation, the water (including groundwater), soil (including repairs, additions or condition thereof), geology and susceptibility to landslides of the Property, (ii) the income to be derived from the Property, the expenses or operations of the Property or the economics of the operation of the Property, (iii) the suitability of the Properly or any component or system thereof or thereon for any and all activities and uses which Purchaser may conduct thereon, (iv) the compliance of or by the Property or its operation with any codes, laws, rules, ordinances, regulations, covenants or conditions of any applicable governmental or quasi-governmental authority or body or of any other person or entity, including building or zoning code requirements, (v) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (vi) the manner or quality of the construction or materials, incorporated into the Property or the Improvements, (vii) the manner, quality, status of repair or lack of repair of the Property or the Improvements, (viii) the conformity of the Improvements to any plans or specifications for the Property (including any plans and specifications that may have been or which may be provided to Purchaser by Seller); (ix) the sufficiency of any undershoring; (x) the sufficiency of any drainage; (xi) whether the Property is located wholly or partially in any flood plain or flood hazard boundary or similar area; (xii) the existence or non-existence of underground storage tanks; (xiii) any other matter affecting the stability or integrity of the Property or any buildings or improvements situated on or as part of the Improvements; (xiv) the existence or non-existence of any mold, fungus, bacteria and/or biological growth or biological growth factors on or at the Property; (xv) the availability, quality, nature, adequacy and physical condition of public utilities and services for the Property; (xvi) the potential for further development of the Property; (xvii) the existence of vested land use, zoning or building entitlements affecting the Property; (xviii) the quality, nature, adequacy and physical condition of the Properly or the Improvements, access, sewage and utility systems; (xix) the zoning or other legal status of the Properly or any other public or private restrictions on use of the Property;

(xx) the presence of any Hazardous Materials (as defined below) on, in, under or about the Property or any nearby property; (xxi) the condition of title to the Property; or (xxii) any other matter. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property and all of the other qualities, characteristics and items set forth in the previous sentence, Purchaser is relying solely on its own investigation of the Property and all of the other qualities, characteristics and items set forth in the previous sentence, and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigations or verifications of such information and makes no representations as to the accuracy or completeness of such information Seller is not liable or bound in any manner by any verbal or written statements, representations or information pertaining to the Property, or the operations thereof, furnished by any real estate broker, agent, employee, servant or other person PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN ‘AS IS’ CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.

As used in this Agreement, “Hazardous Materials” means any material, substance or waste designated as hazardous, toxic, radioactive, injurious or potentially injurious to human health or the environment, or as a pollutant or contaminant, or words of similar import, under any Hazardous Materials Law (as defined below), including, but not limited to, mold or other organic contaminants, petroleum and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. As used in this Agreement, “Hazardous Materials Law” means any federal, state or local law, statute, regulation or ordinance now or hereafter in force, as amended from time to time, pertaining to materials, substances or wastes which are injurious or potentially injurious to human health or the environment or the release, disposal or transportation of which is otherwise regulated by any agency of the federal, state or any local government with jurisdiction over the Property or any such material, substance or waste removed therefrom, or in any way pertaining to pollution or contamination of the air, soil, surface water or groundwater, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), and all similar state or local laws.

ARTICLE VI

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.01 Release and Indemnity.

(a) Without limiting the provisions of Section 5.01, Purchaser on behalf of itself and the Purchaser Related Parties (as defined below) waives its right to recover from the Seller and its affiliates and their respective managers, members, partners, directors, officers, employees and agents (collectively the “Seller-Related Parties”), and forever releases, covenants not to sue and discharges the Seller and the Seller Related Parties from, any and all damages, demands, claims, losses, liabilities, penalties, fines, liens, judgments, costs or expenses whatsoever, including attorneys’ fees and costs, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the condition or operation of the Property, including, but not limited to, claims relating to the presence of any Hazardous Materials on, in, under or about the Property, claims relating to latent or patent construction defects, claims relating to the qualities, characteristics and other items set forth in Section 5.01(b) and claims relating to the failure of Seller to disclose any information with respect to the Property.

(b) If the Settlement occurs, Purchaser shall indemnify, defend and hold harmless the Seller and the Seller-Related Parties from and against any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs whatsoever, including attorneys’ and experts’ fees and costs and investigation and remediation costs, asserted by the party originally identified as Purchaser herein (“Original Purchaser”), or any assignee or successor thereof, or the partners, members, trustees, shareholders, directors or officers of any party owning a direct or indirect interest in Original Purchaser or any such assignee or successor, or any affiliate of Original Purchaser or any such assignee or successor possessing at any time an ownership interest (whether direct or indirect) in the Property (including any party which may hereafter become an affiliate of Original Purchaser or any such assignee) (each, a “Purchaser Related Party”), arising from, relating to, or occasioned in any way by the condition or operation of the Property, including, but not limited to, claims relating to the presence of any Hazardous Materials on, in, under or about the Property, claims relating to latent or patent construction defects, claims relating to the qualities, characteristics and other items set forth in Section 5.01(b) and claims relating to the failure of Seller to disclose any information with respect to the Property, except for any liability of Seller for any breach of any representation or warranty set forth in Section 3.01, which liability shall survive the Settlement only for the Survival Period and shall be subject to the limitations on liability set forth in Section 6.02.

(c) The release set forth in Section 6.01(a), above, and the indemnification set forth in Section 6.01(b), includes claims, liabilities and other matters of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s willingness to enter into the release and indemnification of the Seller-Related Parties set forth in Sections 6.01(a) and

6.01(b). In this connection and to the fullest extent permitted by law, Purchaser hereby agrees, represents and warrants on behalf of itself and all Purchaser Related Parties that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, loses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants on behalf of itself and all Purchaser Related Parties that the release and indemnification set forth in Sections 6.01(a) and 6.01(b) have been negotiated and agreed upon in light of that realization and that Purchaser on behalf of itself and all Purchaser Related Parties nevertheless hereby intends to release, discharge and acquit the Seller-Related Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses, except for any liability of Seller for any breach of any representation or warranty set forth in Section 3.01, which liability shall survive the Settlement only for the Survival Period and shall be subject to the limitations on liability set forth in Section 6.02.

The provisions of this Article VI shall survive the Settlement and the delivery of the Deed.

6.02 Limitation of Liability.

(a) Purchaser shall look solely to the assets of Seller for the enforcement or collection of any claim against Seller in connection with this Agreement or the transaction contemplated by this Agreement. Neither any affiliate of Seller nor any of their respective affiliates, officers, directors, employees or agents shall have any liability to Purchaser hereunder.

(b) Notwithstanding any provision of this Agreement or any document delivered to Purchaser pursuant to this Agreement to the contrary, Seller’s liability under this Agreement and/or all documents delivered to Purchaser pursuant to this Agreement shall be limited to Purchaser’s actual damages (excluding any punitive, consequential, exemplary or special damages) and in no event shall Seller’s liability under this Agreement and/or all documents delivered to Purchaser pursuant to this Agreement exceed Fifty Thousand Dollars ($50,000.00), in the aggregate.

(c) All representations, warranties, agreements and covenants of Seller set forth in this Agreement will, unless specifically provided otherwise in this Agreement, merge with the Deed and will terminate at Settlement and the delivery of the Deed.

ARTICLE VII

SETTLEMENT

7.01 Settlement. Closing of the transaction contemplated by this Agreement (such action, “Settlement”) shall be held through the Escrow Agent on the date 30 days following the end of the Due Diligence Period or such date as the parties may otherwise mutually agree.

Possession of the Property shall be delivered to Purchaser at Settlement, subject only to the Permitted Exceptions.

7.02 Prorations.

(a) All real estate and personal property ad valorem taxes, and other operating expenses from the Property shall be prorated on the basis of a 365 day year through the day preceding the day of Settlement. If Settlement is extended by mutual agreement, all prorations shall be made as of the day prior to the extended date. Except as provided above, those expenses for which actual bills are available at Settlement, shall be prorated at Settlement based on such actual bills. Except as provided above, those items for which actual bills were not available at Settlement, shall be prorated based upon Seller’s good faith estimates of the previous month’s or year’s bill(s), as applicable. Any post-closing adjustments shall be made within 60 days after the date Settlement occurs, except post- closing adjustments for real estate and personal ad valorem taxes which shall be made within 10 days after written demand therefor is made by either party hereto to the other party with a copy of the actual tax bill(s) attached. Notwithstanding anything to the contrary contained in this Agreement, the provisions of tills Section 7.02 shall survive Settlement.

(b) Utility charges shall be determined to the day preceding the date Settlement occurs and either (i) such charges shall be paid by Seller or (ii) appropriate prorations shall be made. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of Settlement, where necessary, post deposits with the utility companies, and provide Seller with written evidence of the transfer at or prior to Settlement. Seller shall be entitled to recover any and all deposits held by any utility company as of Settlement.

7.03 Seller’s Deliveries. Seller shall deliver the following (fully executed and notarized where appropriate) to the Escrow Agent for delivery to Purchaser at Settlement:

(a) the Deed;

(b) an affidavit in form acceptable to the Title Company sufficient to remove any exception for mechanics’ and materialmen’s liens and parties in possession;

(c) an affidavit certifying that the Seller is not a foreign entity under the Foreign Investment in Real Property Act;

(d) a “Settlement Statement” mutually agreeable to the parties.

7.04 Purchaser’s Deliveries. Purchaser shall deliver the following (fully executed and notarized where appropriate) to the Escrow Agent for delivery to Seller at Settlement:

(a) the Purchase Price by wire transfer in immediately available funds as provided in Article I of this Agreement;

(b) a Settlement Statement;

(c) any other document or agreement required by this Agreement; and

(d) all such other documents that are normally transferred at Settlement in the jurisdiction in which the Property is located or are reasonably requested by the Seller or its counsel.

ARTICLE VIII

RISK OF LOSS; CONDEMNATION AND CASUALTY; TERMINATION RIGHTS

8.01 Risk of Loss; Condemnation and Casualty. Until Settlement, all risk of any loss or damage to all or part of the Property, including eminent domain, shall be and remain on Seller. In the event that such loss or damage shall occur, Seller shall give Purchaser written notice pursuant to this Agreement of such loss or damage along with its estimate of the amount of the loss or damage, within five business days of such event occurring. In the event of any loss due to eminent domain or damage due to casualty in which the estimate of the loss is greater than Four Hundred Thousand Dollars ($400,000.00), then within five business days after receipt of Seller’s written notice, Purchaser, at its option by written notice to Seller, may elect to terminate this Agreement in which event the Deposit shall be promptly returned to Purchaser. In the event that Purchaser does not elect to terminate this Agreement or in the event that the loss is Four Hundred Thousand Dollars ($400,000.00) or less, Seller shall assign to Purchaser all of its rights, title and interest to the proceeds of any insurance or award covering such loss or damage at Settlement.

8.02 Purchaser’s Default. AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD, IF THE SETTLEMENT DOES NOT OCCUR AS A RESULT OF PURCHASER’S DEFAULT HEREUNDER, SELLER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT BY GIVING WRITTEN NOTICE THEREOF TO PURCHASER, WHEREUPON THE DEPOSIT SHALL BE PAID TO SELLER AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY ON ACCOUNT OF SUCH DEFAULT HEREUNDER BY PURCHASER; PROVIDED, HOWEVER, THAT THIS PROVISION WILL NOT WAIVE OR AFFECT ANY PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY STATE THAT THEY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND NEITHER PARTY SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION TO THE OTHER HEREUNDER, EXCEPT FOR PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY STATE THAT THEY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. THE PAYMENT OF THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES UNDER THE CIRCUMSTANCES PROVIDED FOR HEREIN IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE, THE REASONABLENESS OF THE AMOUNT OF LIQUIDATED DAMAGES AGREED UPON, AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

INITIALS:	CM	DTF
	Seller	Purchaser

8.03 Default by Seller. If Seller fails or refuses to consummate the sale of the Property to Purchaser pursuant to this Agreement at Settlement for any reason other than Purchaser’s failure to perform Purchaser’s obligations under this Agreement, then Purchaser shall have the right (a) to specific performance of the Seller’s obligations under Section 7.03 or (b) to terminate this Agreement by giving written notice thereof to Seller prior to or at Settlement, whereupon neither party hereto shall have any further rights or obligations hereunder (other than with respect to the obligations and indemnities set forth in this Agreement which survive termination), and the Escrow Agent shall deliver the Deposit to Purchaser, subject to right of first refusal by U.S. Filter.

ARTICLE IX

BROKERAGE COMMISSION

9.01 Except for Palmer McAllister, whose commission shall be paid by the Seller pursuant to a separate agreement between Seller and Palmer McAllister, neither Seller nor Purchaser has engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein. Seller acknowledges and understands that Joy Focht, who has a minority ownership interest in Purchaser, is a licensed real estate broker in Colorado. Each party shall indemnify, defend and hold the other party harmless against all loss, liability and expense, including reasonable attorney’s fees and costs, suffered by such other party due to a breach of the foregoing representation, covenant, and warranty This Section 9.01 shall survive Settlement and the delivery of the Deed or the termination of this Agreement.

ARTICLE X

ESCROW AGREEMENT

10.01 Investment and Use of Funds; Fee. Upon receipt of counterparts of this Agreement executed by the Purchaser and the Seller and the Deposit, the Escrow Agent shall promptly (a) invest the Deposit in government insured interest-bearing accounts satisfactory to Purchaser, (b) evidence its receipt and investment of the Deposit by executing the counterparts of the Agreement, and (c) provide Purchaser and Seller with fully executed counterparts of this Agreement. The Escrow Agent shall not commingle the Deposit with any funds of the Escrow Agent or others.

10.02 Termination of Escrow. Subject to Section 1.02(a), upon not less than five business days prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Deposit to the party requesting the same; provided, however, that if the other party shall, within said five business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Deposit, Escrow Agent shall retain the Deposit until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Deposit to a particular party, in which event the Deposit shall be delivered in accordance with such notice, instructions, order, decree or judgment.

10.03 Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the Deposit’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Notice. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (a) hand delivery, (b) one business day after being deposited with a reliable overnight courier service, with receipt acknowledgment requested, (c) upon receipt if transmitted by confirmed facsimile, or (d) three business days after deposit if deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

IF TO SELLER:	AMPEX DATA SYSTEMS CORPORATION 135 East 57th Street New York, New York 10022 Attn: Craig McKibben, Chief Financial Officer Phone: (212) 935-6144 Fax No.: (212) 754-9591

AND:	Joel D. Talcott General Counsel 500 Broadway, MS 1101 Redwood City, California 94603 Phone: (650) 367-3330 Fax No.: (650) 367-3440

WITH A COPY TO:	Morrison & Foerster LLP 370 17th Street Suite 5200 Denver, Colorado 80202 Attn: David G. Thatcher, Esq. Phone: (303) 592-2231 Fax No.: (303) 592-1510

IF TO PURCHASER:	Darwin L. Faaborg 2928 Straus Lane, Ste 210 Colorado Springs, CO 80907 Phone: (719) 473-7763 Fax No: (719) 471-0300

or such other address as either party may from time to time specify in writing to the other.

11.02 Assignment; Successors and Assigns. Except as otherwise provided in Section 11.11 and this Section 11.02, Purchaser may not assign his rights hereunder without the prior written consent of Seller. Notwithstanding the foregoing, Purchaser may assign his rights hereunder to any entity controlled by Purchaser without such consent. No assignment shall release Purchaser from liability hereunder. All rights and obligations of Seller and Purchaser under this Agreement shall inure to and be binding on their respective successors and assigns.

11.03 Lead Warning Statement. EVERY PURCHASER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING. LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCE INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS, AND IMPAIRED MEMORY. LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN. THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE PURCHASER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER’S POSSESSION AND NOTIFY THE PURCHASER OF ANY KNOWN LEAD-BASED PAINT HAZARDS. A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.

11.04 Severability. If any provision of this Agreement shall be in violation of any applicable law or unenforceable for any reason, the invalidity or unenforceability of any provision shall not invalidate or render unenforceable any other provision hereof, which other provisions shall remain in full force and effect.

11.05 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.

11.06 Modification. This Agreement may be modified only by a written instrument duly executed by the Purchaser and Seller hereto. Any modification to Article X must be by a written instrument also executed by Escrow Agent,

11.07 Incorporation by Reference. All of the exhibits attached to this Agreement are by this reference incorporated herein and made a part hereof.

11.08 Time is of the Essence. Time is of the essence with respect to every provision of this Agreement.

11.09 No Presumption. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

11.10 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal federal holiday, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days, A “business day” shall mean any day other than a Saturday, Sunday or legal federal holiday.

11.11 Applicable Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the jurisdiction in which the Property is located.

11.12 Like-Kind Exchange. Each of Purchaser and Seller reserves the right to assign its rights under this Agreement (but without release of its obligations herein) to a third party who may purchase or sell and thereafter exchange the Property in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Such exchange shall be accomplished at no additional expense or delay to the other party and the parties agree to indemnify each other against any claims or liabilities resulting solely from structuring the transaction as an exchange, rather than a direct purchase. Purchaser acknowledges that Seller may (a) merge by operation of law with and into a direct or indirect subsidiary or affiliate of United Dominion Realty Trust, Inc. (“United Dominion”), or (b) otherwise transfer the Property to a subsidiary of United Dominion in order to facilitate the Section 1031 exchange.

11.13 Confidentiality. Purchaser shall keep confidential the existence and terms of this Agreement and all documents, items, materials, data and information furnished or otherwise made available by Seller pursuant to this Agreement, and in the event this Agreement is terminated for any reason other than consummation of the transaction contemplated hereby at Settlement, Purchaser shall immediately return to Seller all such documents, items and material furnished or otherwise made available by Seller, including all copies thereof made by Purchaser As used herein, the term “keep confidential” shall mean that Purchaser shall not disclose or publish the data and information to any person or entity other its officers, directors, lenders, attorneys or accountants involved in the negotiation and consummation of this transaction. Purchaser hereby agrees to indemnify and defend Seller and hold Seller harmless against any injury, loss or damage suffered by Seller as a result of any breach of this confidentiality provision, which indemnity shall survive Settlement or the termination of this Agreement.

11.14 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all parties appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Signatures to this Agreement may be transmitted by facsimile and such signatures shall be deemed to be originals.

11.15 Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding (a) brought by either party or any other party, relating to (i) this Agreement and/or any understandings or prior dealings between the parties hereto, or (ii) the Property or any part thereof, or (b) to which Seller is a party. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

11.16 Colorado Disclosure. Seller hereby makes the following specific disclosure to Purchaser:

SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the Effective Date.

Seller:	AMPEX DATA SYSTEMS CORPORATION, a Delaware corporation

	By:	/s/ Craig L. McKibben
	Name:	Craig L. McKibben
	Title:	V. P.

Purchaser:	/s/ Darwin L. Faaborg
Darwin L. Faaborg, an individual

Escrow Agent:	Lawyers Title Insurance Corporation

	By:	/s/ Dixie Powers
	Name:	Dixie Powers
	Title:	Escrow Officer

Schedule of Exhibits:

Exhibit A – Legal Description

Exhibit B – Form of Special Warranty Deed

EXHIBIT A

LEGAL DESCRIPTION

Lot 2 in Block 1 in Ampex Corporation Subdivision, Colorado Springs, El Paso County, Colorado.

Also known by street and number as: 600 Wooten Road, Colorado Springs, CO 80915.

A-1

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

SPECIAL WARRANTY DEED

THIS DEED, made this             th day of             , 2005, is made and given by Ampex Data Systems Corporation, a Delaware corporation (“Grantor”), to Darwin L. Faaborg, whose address is 2928 Straus Lane, Ste 210, Colorado Springs, Colorado 80907 (“Grantee”).

WITNESSETH, that the Grantor for and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold and conveyed, and by these presents does grant, bargain, sell, convey and confirm, unto Grantee, its successors and assigns forever, all the real property together with improvements, if any, and Grantor’s interest in any and all water rights relating to such real property, situate, lying and being in the City of Colorado Springs, County of El Paso, State of Colorado described on Exhibit A to this Deed (the “Property”).

Together with all and singular and hereditaments and appurtenances thereto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim and demand whatsoever of Grantor, either in law or equity, of, in and to the Property with the hereditaments and appurtenances.

To have and to hold the Property with the hereditaments and appurtenances, unto Grantee, its successors and assigns forever. Grantor, for itself, and its successors, does covenant, grant, bargain, and agree to and with Grantee, its successors and assigns, that at the time of the ensealing and delivery of these presents, Grantor is well seized of the Property, and has good right, full power and lawful authority to grant, bargain, sell and convey the Property in manner and form as aforesaid, and that the same are free and clear from all former and other grants, bargains, sales, liens, taxes, assessments, encumbrances and restrictions of whatever kind or nature whatsoever arising by, through or under Grantor, except as described on Exhibit B to this Deed.

Grantor shall and will WARRANTY AND FOREVER DEFEND the Property in the quiet and peaceable possession of Grantee, its successors and assigns, against all and every person or persons lawfully claiming the whole party or any part thereof by, through or under Grantor. The singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

B-1

IN WITNESS WHEREOF, Grantor has executed this Deed on the date set forth above.

Ampex Data Systems Corporation

By:

Name:

Title:

State of Colorado	)
)ss.
County of El Paso	)

On this          day of                 , 2005, personally appeared before me, a Notary Public,                                 , as the                              of Ampex Data Systems Corporation, personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument on behalf of such corporation.

My commission expires:

Witness my hand and official seal:

Notary Public

B-2